Exhibit 10.28

March 11, 2014

John Varian
930 Noe Street
San Francisco, California  94114

Re:	Retention Benefit Agreement

Dear John:

As you are well aware, the Board pressed you to jump into XOMA at a time when the Company was vulnerable but showing very encouraging early signs in many of its programs.  That was at the same time that you were attempting to reduce your overall workload.  You were persuaded to take on the challenge and have been successful thus far, and the Board could not be more appreciative of your efforts to create value for the Company and of the sacrifices that you have made to help make that a reality.  We again want to implore you to continue to help create additional value, build out the team and help position the Company for this next important phase of its growth.

In recognition of the significant contributions that we expect you to make during the next several years, and in order to encourage you to continue to work full time as CEO of the Company, we are entering into this Retention Bonus Agreement (the “Agreement”) with you.

In the event that you remain an employee or director of the Company through the earlier to occur of (1) the annual meeting of stockholders held in 2017, (2) an agreement by the Company’s Board of Directors to treat your departure as a retirement under the terms of our equity awards program, or (3) a Change in Control of the Company as defined in that certain Change in Control Agreement, dated January 4 2012 (the “Bonus Date”), the Company will extend to you the “Retention Benefit” described below. The Retention Benefit would be that each of the options and restricted stock units held by you as of the Bonus Date would become fully vested as of the Bonus Date and, with respect to options, even if the options were not fully exercisable prior to the Bonus Date, each option would remain vested and exercisable for the full term of such option until the expiration date of the option set forth in the applicable stock option agreement as if you had not incurred a termination of service (as defined in the award agreements), but in no event later than ten years following the grant date of the option. On the expiration date of your options set forth in the applicable stock option agreements, your options would terminate and cease to be exercisable.  Except as otherwise provided in this letter agreement, your options and restricted stock units will remain subject to the terms of the applicable award agreements.

This Agreement contains our entire agreement concerning the Retention Benefit.  Nothing in this Agreement will alter the “at will” nature of your employment relationship with the Company or otherwise change your compensation, benefits, bonus arrangements or the Change in Control Agreement.

Sincerely,

XOMA Corporation

W. Denman Van Ness
Chairman of the Board of Directors

I agree to and accept the terms and conditions of this Retention Benefit Agreement.

Dated:
John Varian